EXHIBIT 10.2

AMENDMENT NO. 2
TO
AVIZA, INC.

2003 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Aviza, Inc., formerly Aviza Technology, Inc. (the “Company”), a corporation organized under the laws of State of Delaware, under Section 15 of the Company’s 2003 Equity Incentive Plan (the “Plan”), the Board hereby amends the Plan as follows.

Effective as of May 9, 2007, Section 2(m) of the Plan is hereby amended to read in its entirety as follows:

“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for a share of such stock as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or if no sale occurred on such date of determination, the first trading day immediately prior to such date during which a sale occurred;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for a share of the Common Stock on the day of determination; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.”